Exhibit m.2

                          Rule 12b-1 Distribution Plan


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                                 Class B Shares

                          RULE 12b-1 DISTRIBUTION PLAN
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                  This distribution plan (the "Rule 12b-1 Distribution Plan" or the "Plan") has been adopted by the Class B shareholders of Phoenix-Goodwin California Tax Exempt Bonds, Inc.(the "Fund"), a Maryland Corporation, on May 16, 2000, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

                                 W H E R E A S:

                  The Fund is an open-end management investment company and is registered as such under the Act. The Fund has a multi-class distribution system that allows the Fund to offer investors the option of purchasing shares of separate share classes. This Plan governs only the Class B Shares of the Fund. The Fund may, from time to time, distribute shares of each class of the Fund through a contractual arrangement (the "Distribution Agreement") with a principal distributor for such class of shares duly qualified to act on behalf of the Fund in such capacity (any such principal distributor, the "Principal Distributor"), it being understood that the Fund may change the Principal Distributor for any class of shares from time to time. The Board of Directors, including a majority of the Qualified Directors (as defined in paragraph 5 herein), has determined to adopt the Plan. In voting to approve the Plan, the Directors have determined, in the exercise of their reasonable business judgment and in light of their fiduciary duty, that there is a reasonable likelihood that this Plan will benefit the Class B Shares of the Fund with respect to which this Plan will be effective and its shareholders.

                  NOW, THEREFORE, in consideration of the foregoing, the Fund hereby adopts this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

                  1. The Fund shall pay to each Principal Distributor of Class B Shares its "Allocable Portion," as hereinafter defined, of the distribution fee allowable under the Rules of Conduct of NASD Regulation, Inc. (the "Rules of Conduct") in respect of such Class of Shares, consisting of a distribution fee at the rate of three quarters of one percent (0.75%) per annum of the average daily net asset value of such Class of Shares (the "Distribution Fee") and a service fee at a rate of one quarter of one percent (0.25%) of the average daily net asset value of such Class of Shares of the Fund. For purposes of applying the limitation set forth in the Rules of Conduct on the maximum amount of the Distribution Fee payable in respect of the Class B Shares, the Fund hereby elects to add to six and one quarter percent (6.25%) of the issue price of the Class B Shares, or such other percentage as may be proscribed in such Rules of Conduct, interest thereon at the rate of prime plus one percent per annum. A contingent deferred sales charge ("CDSC") also shall be payable by the holders of Class B Shares in the case of early redemption of such Class B Shares.

                  2. The amounts set forth in paragraph 1 of this Plan shall be paid for the Principal Distributor's services and expenses as distributor of the Class B Shares of the Fund and

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may be spent by the Principal Distributor, in its discretion, on, among other things, compensation to and expenses (including overhead and telephone expenses) of account executives or other employees of the Principal Distributor or of other broker-dealers who engage in or support distribution of shares; printing of prospectuses and reports for other than existing shareholders; advertising; preparation, printing and distribution of sales literature; and allowances to other broker-dealers.

                  3. Any Distribution Agreement in respect of Class B Shares may provide that: (I) the Principal Distributor in respect of such Distribution Agreement will be deemed to have fully earned its Allocable Portion of the Distribution Fee payable in respect of Class B Shares upon the sale of each "Initial Issue Commission Share" (as hereinafter defined) taken into account in determining such Principal Distributor's Allocable Portion of such Distribution Fee; (II) except as provided in (III) below, the Fund's obligation to pay such Principal Distributor its Allocable Portion of the Distribution Fee payable in respect of the Class B Shares shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever (it being understood that such provision is not a waiver of the Fund's right to pursue such Principal Distributor and enforce such claims against the assets of such Principal Distributor other than its right to the Distribution Fees and CDSCs in respect of the Class B Shares); (III) the Fund's obligation to pay such Principal Distributor its Allocable Portion of the Distribution Fee payable in respect of the Class B Shares shall not be terminated or modified except to the extent required by a change in the Act or the Rules of Conduct enacted or promulgated after June 1, 2000 (a "Change-in-Applicable-Law"), or in connection with a "Complete Termination" (as hereinafter defined) of this Plan in respect of the Class B Shares; (IV) the Fund will not waive or change any CDSC in respect of the Class B Shares, except as provided in the Fund's Prospectus or statement of additional information without the consent of the Principal Distributor (or its assigns); (V) except to the extent required by a Change-in-Applicable-Law, neither the termination of such Principal Distributor's role as principal distributor of the Class B Shares, nor the termination of such Distribution Agreement nor the termination of this Plan will terminate such Principal Distributor's right to its Allocable Portion of the CDSCs in respect of Class B Shares sold prior to such termination; (VI) except as provided in the Fund's Prospectus and statement of additional information, until such Principal Distributor has been paid its Allocable Portion of the Distribution Fees in respect of the Class B Shares, the Fund will not adopt a plan of liquidation in respect of the Fund without the consent of such Principal Distributor (or its assigns); and (VII) such Principal Distributor may sell and assign its rights to its Allocable Portion of the Distribution Fees and CDSCs (but not such Principal Distributor's obligations to the Fund under the Distribution Agreement) to raise funds to make the expenditures related to the distribution of Class B Shares and in connection therewith, upon receipt of notice of such sale and assignment, the Fund shall pay to the purchaser or assignee such portion of the Principal Distributor's Allocable Portion of the Distribution Fees in respect of the Class B Shares so sold or assigned. For purposes of this Plan, the term "Allocable Portion" means, in respect of Distribution Fees payable in respect of the Class B Shares as applied to any Principal Distributor, the portion of such Distribution Fees and CDSCs allocated to such Principal Distributor in accordance with the Allocation Schedule (as hereinafter defined). For purposes of this Plan, the term "Complete Termination" of this Plan means a termination of this Plan involving the cessation of payments of Distribution Fees hereunder in

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respect of Class B Shares and the cessation of payments of distribution fees pursuant to every other rule 12b-1 plan of the Fund for every future class of shares which, in the good faith determination of the Board of Directors of the Fund, has substantially similar economic characteristics to the Class B Shares taking into account the total sales charge, contingent deferred sales charge and other similar charges, it being understood that the existing Class A Shares do not have substantially similar economic characteristics to the Class B Shares. For purposes of this Plan, the term "Allocation Schedule" means, in respect of the Class B Shares, a schedule which shall be approved in the same manner as this Plan as contemplated by Section 5 hereof for assigning to each Principal Distributor of Class B Shares the portion of the total Distribution Fees payable by the Fund in respect of the Class B Shares which has been earned by such Principal Distributor, which shall be attached to and become a part of any Distribution Agreement in respect of Class B Shares. For purposes of clause (I) of the first sentence of this Section 3, the term "Initial Issue Commission Share" shall mean, a Class B Share which is a Commission Share issued under circumstances other than in connection with a permitted free exchange with another fund. For purposes of the foregoing definition a "Commission Share" shall mean each Class B Share which is issued under circumstances which would normally give rise to an obligation of the holder of such Class B Share to pay a CDSC upon redemption of such Share, including, without limitation, any Class B Share issued in connection with a permitted free exchange, and any such Class B Share shall not cease to be a Commission Share prior to the redemption (including a redemption in connection with a permitted free exchange) or conversion even though the obligation to pay the CDSC shall have expired or conditions for thereof still exist.

                  4. This Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of Class B Shares of the Fund.

                  5. This Plan shall become effective with respect to the Class B Shares upon approval, together with any related agreements, by a majority vote of both (i) the Board of Directors and (ii) those Directors who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting on this Plan and such related agreements.

                  6. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 5 herein.

                  7. In each year that this Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall prepare and furnish to the Board and the Board shall review, at least quarterly, written reports, complying with the requirements of Rule 12b-1 under the Act, of the amounts expended under this Plan and purposes for which such expenditures were made.

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                  8. This Plan may be terminated at any time with respect to the
Class B Shares by a majority vote of the Qualified Directors or by vote of a majority of the outstanding voting securities of Class B Shares.

                  9. This Plan may not be amended in order to increase materially the amount of distribution expenses provided for in paragraph 1 herein unless such amendment is approved by a majority (as defined in the Act) of the outstanding voting securities of Class B Shares and no material amendment to this Plan shall be made unless approved in the manner provided in paragraph 5 herein.

                  10. While this Plan shall be in effect, the selection and nomination of Directors who are not interested persons of the Fund (as defined in the Act) shall be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

                  The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 7 herein, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

                  The Articles of Incorporation of the Fund, as amended, are on file with the Department of Assessments and Taxation.